Exhibit 21

SUBSIDIARIES OF  WWA GROUP, INC.

Asset

Forum, LLC.

WWA Group, Inc.

(Nevada

(Nevada corporation)

_______________

limited

liability

company

51% owned)

Infrastructure Developments, Corp.

(Nevada corporation)

29.62% owned

Interspec International,  Inc.

(Nevada corporation)

100% owned

Power Track Projects,  FZE

Interspec International LLC

Interspec LLC

(United Arab Emirates company)

(Thailand company)

(Delaware company)

100% owned

100% owned

100% owned